Exhibit 99.1

Apollo to Offer Senior Notes

May 27, 2014 – New York, NY – Apollo Global Management, LLC (NYSE: APO) (“Apollo”) today announced its indirect subsidiary, Apollo Management Holdings, L.P., intends to offer, subject to market and other conditions, senior notes (the “notes”). The notes will be fully and unconditionally guaranteed by Apollo’s indirect subsidiaries, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P. and AMH Holdings (Cayman), L.P. Apollo intends to use a portion of the net proceeds from the sale of the notes to repay a portion of outstanding term loans under its existing credit facilities. Any remaining net proceeds will be used for general corporate purposes.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Toronto, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $159 billion as of March 31, 2014 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Source: Apollo Global Management, LLC

For inquiries regarding Apollo:

Apollo Global Management, LLC

Gary M. Stein

Head of Corporate Communications

212-822-0467

gstein@apollolp.com

or

Apollo Global Management, LLC

Noah Gunn Investor Relations Manager

212-822-0540

ngunn@apollolp.com

or

For media inquiries regarding Apollo:

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren

212-843-8590

czehren@rubenstein.com